Registration No. 333-126670

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COLLECTIVE BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware		43-1813160
(State of Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

3231 Southeast Sixth Avenue, Topeka, Kansas 66607 (785) 233-5171
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Harold J. Herman, II Secretary Collective Brands, Inc. 3231 Southeast Sixth Avenue, Topeka, Kansas 66607 (785) 233-5171
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement of Collective Brands, Inc. (the “Registrant”) on Form S-3 (File No. 333-126670) filed with the Securities and Exchange Commission on July 18, 2005 (the “Registration Statement”), which registered 214,250 shares of the Registrant’s common stock, par value $0.01 per share.

On October 9, 2012, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 1, 2012, among the Registrant, WBG - PSS Holdings LLC (“Parent”), WBG - PSS Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of Sections 6.5, 6.8, 6.9 (other than 6.9(e)), 6.13, 6.14(a), 6.17 and Article IX, Wolverine World Wide, Inc., Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Collective Brands, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Topeka, State of Kansas, on the 9th day of October, 2012. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

COLLECTIVE BRANDS, INC.

By:	/s/ Harold J. Herman, II
Name: Harold J. Herman, II Title: Secretary